UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ___)

Fairpoint Communications, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

305560302
(CUSIP Number)

December 31, 2011
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]     Rule 13d-1(b)
[   ]     Rule 13d-1(c)
[   ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 305560302	Page 2 of 9 Pages

1	NAME OF REPORTING PERSON IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) New Generation Advisors LLC Tax ID 26-2742011
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,565,537
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,565,537
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,565,537
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.0%
12	TYPE OF REPORTING PERSON
IA

CUSIP No. 305560302	Page 3 of 9 Pages

1	NAME OF REPORTING PERSON SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) George Putnam, III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION American
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,565,537
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,565,537
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,565,537
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.0%
12	TYPE OF REPORTING PERSON
HC

CUSIP No. 305560302	Page 4 of 9 Pages

1	NAME OF REPORTING PERSON SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas J. Hill
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION American
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,565,537
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,565,537
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,565,537
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.0%
12	TYPE OF REPORTING PERSON
HC

CUSIP No. 305560302	Page 5 of 9 Pages

1	NAME OF REPORTING PERSON SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Carl E. Owens
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION American
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,565,537
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,565,537
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,565,537
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.0%
12	TYPE OF REPORTING PERSON
HC

CUSIP No. 305560302	Page 6 of 9 Pages

Item 1.	(a)	Name of Issuer:
Fairpoint Communications, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
521 East Morehead Street, Suite 250
Charlotte, NC 28202

Item 2.	(a)	Name of Persons Filing:
(i) New Generation Advisors LLC ("NGA")
(ii) George Putnam, III ("Putnam")
(iii) Thomas J. Hill ("Hill")
(iv) Carl E. Owens ("Owens")

(b)	Address of Principal Business Office:

NGA:
49 Union Street
Manchester, MA 01944

Putnam:
c/o New Generation Advisors LLC
49 Union Street
Manchester, MA 01944

Hill:
c/o New Generation Advisors LLC
49 Union Street
Manchester, MA 01944

Owens:
c/o New Generation Advisors LLC
49 Union Street
Manchester, MA 01944

(c)	Citizenship:
NGA: Massachusetts
Putnam: American
Hill: American
Owens: American

(d)	Title of Class of Securities:
Common Stock

(e)	CUSIP Number:
305560302

CUSIP No. 305560302	Page 7 of 9 Pages

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

	(a)	[ ] Broker or dealer registered under Section 15 of the Act.
	(b)	[ ] Bank as defined in Section 3(a)(6) of the Act.
	(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Act.
	(d)	[ ] Investment company registered under Section 8 of the Investment Company Act.
	(e)	[X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
	(f)	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
	(g)	[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
	(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
	(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
	(j)	[ ] A non-U.S. institution in accordance with Section 240.13d-1(b)(1) (ii)(J).
	(k)	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

	If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of instutition: ________________________

	If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.	Ownership.

	(a)	Amount Beneficially Owned:
		(i) NGA:	1,565,537
		(ii) Putnam:	1,565,537
		(iii) Hill:	1,565,537
		(iv) Owens:	1,565,537

	(b)	Percent of Class:
		(i) NGA:	6.0%
		(ii) Putnam:	6.0%
		(iii) Hill:	6.0%
		(iv) Owens:	6.0%

	(c)	Number of Shares as to which the person has:

		(1) Sole power to vote or to direct the vote:
		(i) NGA:	0
		(ii) Putnam:	0
		(iii) Hill:	0
		(iv) Owens:	0

		(2) Shared power to vote or direct the vote:
		(i) NGA:	1,565,537
		(ii) Putnam:	1,565,537
		(iii) Hill:	1,565,537
		(iv) Owens:	1,565,537

CUSIP No. 305560302	Page 8 of 9 Pages

(iii) Sole power to dispose or direct the disposition of:
(i) NGA:	0
(ii) Putnam:	0
(iii) Hill:	0
(iv) Owens:	0

(iv) Shared power to dispose or to direct the disposition of:
(i) NGA:	1,565,537
(ii) Putnam:	1,565,537
(iii) Hill:	1,565,537
(iv) Owens:	1,565,537

Item 5.	Ownership of Five Percent or Less of a Class:

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

N/A

Item 7.	Identification and Classification of Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8.	Identification and Classification of Members of the Group.

N/A

Item 9.	Notice of Dissolution of Group.

N/A

CUSIP No. 305560302	Page 9 of 9 Pages

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NEW GENERATION ADVISORS LLC

Date:	February 8, 2012	By:	/s/ George Putnam, III
George Putnam, III, President

Date:	February 8, 2012	By:	/s/ George Putnam, III
George Putnam, III

Date:	February 8, 2012	By:	/s/ Thomas J. Hill
Thomas J. Hill

Date:	February 8, 2012	By:	/s/ Carl E. Owens
Carl E. Owens

EXHIBIT 1

JOINT FILING AGREEMENT AMONG NEW GENERATION ADVISORS LLC, GEORGE PUTNAM, III, THOMAS J. HILL AND CARL E. OWENS

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

NEW GENERATION ADVISORS LLC, GEORGE PUTNAM, III, THOMAS J. HILL AND CARL E. OWENS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement  shall be filed on behalf of each of them.

NEW GENERATION ADVISORS LLC

Date:	February 8, 2012	By:	/s/ George Putnam, III
George Putnam, III, President

Date:	February 8, 2012	By:	/s/ George Putnam, III
George Putnam, III

Date:	February 8, 2012	By:	/s/ Thomas J. Hill
Thomas J. Hill

Date:	February 8, 2012	By:	/s/ Carl E. Owens
Carl E. Owens